EXHIBIT 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-154417, 333-166430, 333-211554 and 333-260585) and Registration Statement on Form S-4 (No. 333-265275) of our reports dated December 20, 2023, on our audits of the consolidated financial statements of First Savings Financial Group, Inc. as of September 30, 2023, and for the year ended September 30, 2023, which report is included in this annual report on Form 10-K. We also consent to the incorporation by reference of our report dated December 20, 2023, on our audit of the internal control over financial reporting of First Savings Financial Group, Inc. as of September 30, 2023, which report is included in this annual report on Form 10-K.

/s/ FORVIS, LLP

Louisville, Kentucky
December 20, 2023